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April 29, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.                                  703-962-3807
Washington, D.C. 20549




Dear Sir/Madam,

We have read paragraph (I) of Item 4 included in the Form 8-K dated April 26, 2002 of Washington Real Estate Investment Trust filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP




By
Richard M. Jeanneret

Copy to:
Mr. Edmund Cronin, CEO, Washington Real Estate Investment Trust